Exhibit 10.2

REDACTED

Pursuant to Item 601(b)(10) of Regulation S-K, certain information, indicated by [*****], has been excluded from this exhibit because it is both (i) not material and (ii) the type of information that the company ordinarily treats as private and confidential.

2022 STRATEGIC COOPERATION AGREEMENT

THIS 2022 STRATEGIC COOPERATION AGREEMENT (this “Agreement”) is entered into and effective as of October 31, 2022 (the “Effective Date”), by and among LOCKHEED MARTIN CORPORATION, a corporation incorporated under the laws of Maryland (“Lockheed Martin”), TERRAN ORBITAL CORPORATION, a corporation incorporated under the laws of Delaware (“Terran Orbital”), TERRAN ORBITAL OPERATING CORPORATION (f/k/a Terran Orbital Corporation), a Delaware corporation (“TOOC”), Tyvak Nano-Satellite Systems, Inc., a Delaware corporation (“Tyvak”), PREDASAR CORPORATION, a Delaware corporation (“PredaSAR”), and Tyvak International, S.R.L., an Italian corporation (“Tyvak International”). Terran Orbital, TOOC, Tyvak, PredaSAR, and Tyvak International are referred to herein collectively as “Terran” or the “Company”. Terran and Lockheed Martin collectively may be referred to herein as the “Parties” to this Agreement, and the term “Party” shall refer to either Terran or Lockheed Martin as the context so requires.

Recitals:

WHEREAS, TOOC, Tyvak, PredaSAR and Lockheed Martin are parties to that certain Strategic Cooperation Agreement, dated as of June 26, 2017, as amended from time to time and most recently by that certain Second Amended and Restated Strategic Cooperation Agreement, dated as of October 28, 2021 (the “Original SCA”), whereby the Parties committed to collaborate on small satellite-related pursuits; and

WHEREAS, the Parties desire to terminate the Original SCA and enter into a new Strategic Cooperation Agreement providing a framework for further strategic collaboration and commitment by the Parties.

NOW, THEREFORE, in consideration of the foregoing and the mutual obligations undertaken in this Agreement, the Parties agree as follows:

1.
Definitions.

1.1
“Affiliate” of a Party means any Person that as of the Effective Date or at any time during the Term is directly or indirectly controlled by or under common control with such Party, where “control” means (i) the direct or indirect beneficial ownership of fifty percent (50%) or more of the outstanding voting shares or other voting interests of such an entity, or (ii) direct or indirect possession of other rights, authority or power to direct, or cause the direction of, management, operation, or policies of such Person, whether through the ownership of securities. For the avoidance of doubt, at no time shall Lockheed Martin and its Affiliates, on the one hand, and Terran and its Affiliates, on the other hand, be deemed to be Affiliates of each other for purposes of this Agreement.
1.2
“Assigns” means, with respect to Intellectual Property to be assigned by one Party to the other Party, that the assigning Party agrees to and hereby does irrevocably,

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unconditionally and without encumbrance of any kind assign, forever waive and agree never to assert, and that such Party shall cause all of its employees, agents, consultants and contractors to irrevocably, unconditionally and without encumbrance of any kind assign to the other Party, and forever waive and agree never to assert, all right, title and interest in and to all such Intellectual Property, and that such Party further agrees to execute any documents and take any other actions reasonably requested by the other Party (and shall cause its employees, agents. consultants and contractors to do likewise), including promptly disclosing to the other Party any such Intellectual Property in reasonable detail, in order to give effect to the other Party's rights in such Intellectual Property.
1.3
“Base Intellectual Property” means, with respect to a Party, any Intellectual Property: (i) that was developed or created independently or possessed by such Party prior to the initiation of a Project; or (ii) that is developed or created independently by personnel of such Party other than in the performance of or in connection with a Project (and is not either Joint Intellectual Property or Commissioned Intellectual Property).
1.4
“Commissioned Intellectual Property” means all Intellectual Property and associated Intellectual Property Rights in work that is undertaken by Terran, directly or by a contractor, at the direction of and/or paid for by Lockheed Martin pursuant to the terms of this Agreement and any SOW executed in connection herewith.

1.5
“Control” and “Controlled” mean as to Intellectual Property Rights that are owned by a Party or licensed by a Third Party to a Party, the possession of the ability to grant licenses or sublicenses (including, where applicable, as provided for herein) without violating the terms of any agreement or other arrangement with any Third Party.

1.6
“Focus Domain” means the development and sale of Small Satellites for use in customer spacecraft and spacecraft-related procurements.
1.7
“Intellectual Property” means all inventions, developments, works of authorship or expression, trade secrets, ideas, concepts, data, know-how, data, writings, discoveries, improvements, methods, technologies, systems, specifications, analyses, products, algorithms, logic designs, mask works, formulations, creative works, specifications, methods, circuit designs, practices, devices, tools, protocols, techniques, in each case whether or not patentable or copyrightable.

1.8
“Intellectual Property Rights” means any and all rights arising under any patent laws (including patents and patent applications), or under any copyright or copyright- related laws (including copyright and mask work registrations and applications therefor), or under any laws protecting Intellectual Property, including any confidential information, trade secrets, including any tools, methods, processes, devices, prototypes and/or any manufacturing or production processes, materials and techniques.

1.9
“Investor Rights Agreement” means that certain investor rights agreement, dated as October 28, 2021, as amended, by and among the Company and the other parties thereto.

1.10
“Joint Intellectual Property” means all Intellectual Property invented, created, or otherwise originated jointly by Terran and its Affiliates or contractors, on the one hand, and Lockheed Martin and its Affiliates or contractors, on the other, as determined by U.S. patent and other applicable Intellectual Property law, as the case may be, regardless of the jurisdiction where such Intellectual Property was developed.

1.11
“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership, or other business entity, or any government or any agency or political subdivision thereof.
1.12
“Project” means a project directed to designing, developing, prototyping, manufacturing and/or refining satellites or related products and services. A Project shall not include any contract with funding that originates under a prime contract with the U.S. Government or a lower tier contract, or under any contract or lower tier contract with a commercial customer.
1.13
“Proprietary Information” of a Party means all non-public information that (a) relates to the subject matter of this Agreement, (b) is disclosed by such Party to the other Party in connection with a Project or pursuant to this Agreement, and (c) is marked confidential at the time of disclosure or, for disclosures not initially made in writing, is reduced to writing and so marked by such Party within thirty (30) days of disclosure, including but not limited to trade secrets, product ideas, designs, configurations, processes, materials, toolkits, techniques, formulas, software, improvements, inventions, data, know-how, mask works and copyrightable works of such Party.

Notwithstanding the foregoing, the inadvertent failure by a “disclosing Party” to designate, label or mark disclosed information as Proprietary Information, or to confirm oral disclosures in writing as provided herein, shall not prevent the information from constituting Proprietary Information, and such information shall constitute Proprietary Information if a reasonable person would believe the information to be Proprietary Information of the disclosing Party given the nature of the information and the circumstances of disclosure. Proprietary Information of a Party shall include such Party's non-public Base Intellectual Property.

1.14
“Purchase Agreement” means that certain Convertible Note and Warrant Purchase Agreement, dated as of October 31, 2022, among the Company, the guarantors party thereto, Lockheed Martin and U.S. Bank Trust Company, National Association, as collateral agent.
1.15
“Small Satellites” means satellites of less than 1,000kg of mass and related bus, subsystems, mission design and operations.
1.16
“Team” or “Teaming” means an arrangement in which a potential prime contractor agrees with one or more other companies to have them act as its subcontractors under a specified government contract or acquisition program.
1.17
“Third Party” means any Person who or which is neither a Party nor an Affiliate of a Party.
2.
Strategic Cooperation Activities.

2.1
Projects. The Parties will work from time to time to identify one or more Projects to collaborate on. To the extent the Parties agree to pursue and perform work on a Project, and subject to and in accordance with the terms and conditions of this Agreement, Lockheed Martin and Terran shall each use commercially reasonable efforts to perform their respective responsibilities in each Project in good faith in accordance with this Agreement. The initial scope, subject matter and responsibilities of each Party for each Project (“Project Activities”) will be set forth on a statement of work executed by the Parties and attached hereto (a “SOW”), and each SOW shall be deemed to incorporate by reference the terms and conditions of this Agreement. Prior to conducting any Project Activities, the Parties shall agree upon and execute a SOW for such Project Activities. Each SOW must be signed by both Parties, and should include at a minimum: (i) a statement that it is a SOW under this Agreement, (ii) an effective date, (iii) a description of the specific Project Activities to be conducted by each Party, along with any applicable requirements and/or specifications, (iv) a list of each Party's contributions of research, development or other participation or commitment, and deliverables to be provided, together with appropriate procedural limitations and adequate precautions in contexts where substantial overlap of the Parties’ Base Intellectual Property may create potential for contamination or misappropriation of either Party’s Intellectual Property Rights, (v) a schedule for the development activities, (vi) agreement as to the allocation of expenses and other financial provisions related to the Project, and (vii) such other terms and conditions as may be mutually agreed by the Parties. The Parties intend to enter into SOWs from time to time upon mutual written agreement to further define, modify or expand the scope or subject matter of the collaboration plans between the Parties. In the event that any portion of an executed SOW conflicts with any of the terms of this Agreement, the terms of this Agreement shall prevail unless the Parties expressly state their intent to the contrary in the SOW, in which event such terms of the SOW shall govern solely for purposes of the Project Activities conducted pursuant to that SOW.

2.2
Lockheed Martin Assured Access to Terran Production. The Parties acknowledge and agree that access to Small Satellite production for Lockheed Martin is of the essence to this Agreement. The Parties agree to take the following steps to coordinate their activities to assure, to the greatest extent possible, that Lockheed Martin will have assured access to Terran’s production capability.

(a) Terran’s Duty to Bid in Response to Lockheed Martin Requests for Proposal. Any time Lockheed Martin issues a request for proposal (RFP) for the manufacture of Small Satellites, Terran agrees that it will provide to Lockheed Martin a binding proposal to perform such work where the terms of such proposal shall[*****].

(b) Lockheed Martin Production Priority. Lockheed Martin orders for the manufacturing of satellites or spacecraft related products shall preempt and be given priority over any manufacturing Terran is performing for its own internal purposes, including, without limitation, priority over production for Terran-owned SAR satellites.

(c) Terran Manufacturing Capability Reporting. Terran shall provide Lockheed Martin’s Project Representatives with [*****] updates regarding [*****]. For purposes of this clause (c), “manufacturing capacity” means the then-current capacity of Terran to manufacture Small Satellite bus structures and related subsystems as expressed in units of production over time, and the identification of limiting resources to increased production such as available labor, material, or tooling constraints.

(d) Lockheed Martin’s Right of First Refusal to Constrained Production Capability. If at any time during the Term of this Agreement, Terran is offered an order or orders (whether individually or in the aggregate) from Third Party(ies) (other than from the United States government) that would either (i) consume more than [*****] of Terran’s production capability or (ii) prevent Terran from accepting an order from Lockheed Martin to produce [*****] Small Satellites (hereinafter “Minimum Capacity”) within [*****] of Lockheed Martin placing an order, Terran will immediately notify the Lockheed Martin Project Representatives that Terran’s production may be constrained. Following receipt of such notice, Lockheed Martin shall have [*****] in which to place an order for [*****] from Terran on terms and conditions that are subject to Section 2.8 below. The duty to notify Lockheed Martin under this provision will continue to apply (except with respect to an order from the United States government) to each and every additional Third Party order received by Terran until Terran’s available manufacturing capacity exceeds the thresholds in this paragraph (d), such that neither clause (i) or (ii) above is triggered.

(e) [*****].

2.3
Subject Matter Experts. Lockheed Martin, at its own discretion, may assist Terran in the development of future manufacturing facilities. Lockheed Martin at its own expense may make available Subject Matter Experts (SME) and other knowledgeable staff to assist Terran in the creation of production lines, production facilities, and supply chain for such facilities. Lockheed Martin shall not be responsible for advice, direction, or guidance provided in this assistance. Lockheed Martin’s participation is to ensure that such facilities are capable of meeting Lockheed Martin’s production & manufacturing needs.
2.4
Access to SAR Data. Subject to the Company’s regulatory and compliance obligations and any contractual restrictions, the Company shall grant access to , and hereby grants Lockheed Martin, a worldwide, perpetual, royalty-free license for internal use only, to the Company’s library and archives of unprocessed synthetic aperture radar (“SAR”) data, including metadata. Lockheed Martin shall not be required to pay a per-image fee or separate subscription fee for such images. Lockheed Martin may copy SAR data and store it on Lockheed Martin servers for this purpose. Promptly following the written request of the Company upon conclusion of the Term, Lockheed Martin shall return or destroy the data in accordance with applicable laws. For the avoidance of doubt, Lockheed may not resell data meant for internal purposes and to extent Lockheed Martin intends to resell SAR data to Third Parties, the Parties agree to negotiate in good faith and at commercially reasonable prices an agreement for subscription and/or per-image fees for such SAR data. For the avoidance of doubt, the Company shall not obtain any rights in any tools, solutions, data or other derivative work developed by Lockheed Martin with the use of the SAR data.
2.5
Testing and Technology Demonstrations. The Parties agree to negotiate one or more agreements to work together on testing and technology demonstrations for customers on Small Satellites, including for fleet command and control, mission management, fleet visualization, SAR advanced geospatial intelligence, sensors, subsystem components, and any other endeavors mutually agreed upon by the Parties.
2.6
Teaming Activities. During the Term, the Parties shall cause the Project Representatives to engage in the process and procedures relating to teaming activities as set forth on Schedule I hereto, which may be supplemented, modified or amended from time to time by mutual agreement of the Parties.
2.7
Procurement of Lockheed Martin Products and Services. During the Term, as such opportunities arise, the Company will notify and provide Lockheed Martin the right to bid on and sell to the Company the following products and services: ground software integration and development, ground system operation services, space-to-ground networks. In addition, for all Terran opportunities in the Focus Domain for which Lockheed Martin has, or may develop, a technically compliant solar array solution, Terran must procure the solar arrays from Lockheed Martin, on commercially reasonable terms unless directed by its customer to procure such solar arrays from another party. At its option, Lockheed Martin may decline to offer solar array opportunities to Terran and is under no obligation to supply solar arrays to Terran. In the event Lockheed Martin elects not to supply solar array panels to Terran, Terran will be released from any obligation under this paragraph with respect to solar arrays for such opportunity.

2.8
Supply or Contract Manufacturing Agreement. The Parties anticipate that they may desire to enter into one or more supply agreements or contract manufacturing agreements pursuant to which Lockheed Martin would purchase from Terran, and Terran would supply to Lockheed Martin its products and services, including without limitation, Small

Satellites and related services, and data and imagery. The terms and conditions of any such agreement entered into by the Parties would be commercially reasonable and would include provisions customary for such an agreement. Any such agreement shall be subject to the mutual written agreement of the Parties; provided that, except with respect to the United States government, the price of such products and services shall be at least as favorable as the price Terran charges to any Third Party for similar products and services on substantially the same terms and conditions (taken as a whole). Such agreement shall also contain reasonable audit rights in favor of Lockheed Martin to ensure compliance with such most-favored nations' provision.
2.9
Employee Obligations. Each Party shall (i) prior to beginning work related to any aspect of a Project, require each employee, agent or other person working under or for such Party in connection with this Agreement to enter into an agreement with such Party conveying by means of a present assignment all Intellectual Property Rights in work performed during a Project to such Party and agreeing to maintain in confidence all work performed during a Project and Proprietary Information of the other Party (provided that a standard employment-related agreement of general applicability relating to Intellectual Property assignment and non-disclosure shall satisfy this requirement) and (ii) not terminate, amend or waive any rights under any such agreement. For clarity, each Party may satisfy the foregoing obligation with respect to its employees using its existing employment or loyalty agreement to the extent such agreements are consistent with this Section 2.8. Each Party shall be responsible for the failure of any employee, agent or other person working under or for such Party in connection with this Agreement to comply with the terms and conditions of this Agreement.

2.10
Additional Commercial Agreements. The Parties may, from time to time upon mutual written agreement, enter into other commercial agreements in connection with Projects hereunder, including additional research and development activities, licenses or other business arrangements. Terms and conditions of such commercial agreements would be consistent with this Agreement, including such other terms and conditions as may be mutually agreed by the Parties (including further definition, modification or expansion of the scope of this Agreement).

2.11
Project Representatives. The Lockheed Martin representatives with respect to potential Projects are [*****] and the Terran representatives with respect to potential Projects are [*****] (each, a “Project Representative”). All communications for potential projects between the Parties shall be made through the Project Representatives unless separately agreed upon otherwise by both Parties. A Party may change its Project Representative at any time upon written notice to the other Party; provided, however, that each Party shall ensure that it has designated a Project Representative for technical aspects and a Project Representative for management aspects of each Project. If a Project Representative becomes unable to serve for any reason, the Party who appointed that Project Representative shall promptly appoint a replacement. The Project Representatives will meet within four (4) weeks after execution of this Agreement and at least once each calendar quarter thereafter. Meetings may be held at such times and either by teleconference, videoconference or in person at such locations as are mutually agreed by the Project Representatives from time to time. The Project Representatives shall have the primary responsibility for reviewing and assessing the progress of each Project. The Project Representatives shall coordinate the Project Activities only, and they shall have no power to amend this Agreement or a SOW (which power will be held only by an authorized signatory of each Party), waive a Party’s rights or obligations hereunder, or require action by either Party not contemplated by this Agreement. The Project Representatives will strive to reach consensus on matters within their authority. If the Project Representatives are unable to reach consensus on a particular issue, they will internally escalate such issues for good faith resolution by such executives of the Parties having sufficient decision-making authority to resolve the issue conclusively. For the avoidance of doubt, any contracts between the Parties relating to a Project shall specify the individuals performing thereunder.
2.12
Insurance Matters. For as long as Lockheed Martin owns any shares of Series A Preferred Stock purchased by it pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of June 26, 2017 (the “Stock Purchase Agreement”) pursuant to which Lockheed Martin acquired certain shares of Terran Series A Convertible Preferred Stock (as defined in the Stock Purchase Agreement), Terran shall maintain an aerospace liability insurance policy reflecting a limit of no less than $10 million per occurrence and naming Lockheed Martin as an additional insured and will deliver to Lockheed Martin, on an annual basis, a certificate of insurance reflecting the foregoing. Appendix A attached hereto contains a true, complete and correct copy of a current certificate of insurance reflecting the Terran’s aerospace liability policy limit of $10 million per occurrence and naming Lockheed Martin as an “additional insured”.
3.
Intellectual Property Rights and Licenses.
3.1
Base Intellectual Property. The provisions of this Section 3.1 shall apply to each SOW and the Projects and Project Activities described therein.
3.1.1
Disclosures during the Project Activities. During the Project Activities, to the extent not already disclosed in published patent applications or patents, each Party may, in its sole discretion, elect to disclose or provide Base Intellectual Property to the other Party to the extent the providing Party believes that such Base Intellectual Property may be useful in the performance of the Project Activities. In each case, the other Party's use and disclosure of such Base Intellectual Property shall be subject to the terms and conditions of this Agreement. Except for the licenses granted under this Section 3.1, each Party will retain sole ownership of and Control of its Base Intellectual Property.
3.1.2
Use and Disclosure of Base intellectual Property. Without limiting the Parties' obligations with respect to Proprietary Information, except where specifically authorized in this Agreement or any SOW, each Party agrees that it: (i) will use the Base Intellectual Property disclosed or provided to it by the other Party solely for the purpose of conducting the Project Activities; (ii) will not copy any portion of the Base Intellectual Property except as necessary to conduct the Project Activities, and will maintain all copyright notices and other proprietary legends or notices on any copies made; (iii) will not file any patent applications or seek other forms of statutory protection on the other Party's Base Intellectual Property; (iv) will not decompile, disassemble, modify or reverse engineer the other Party's Base Intellectual Property; (v) will not use the other Party's Base Intellectual Property in any activity that is subject to any consulting, licensing or other obligation to any Affiliate or Third Party; (vi) will not disclose or provide any of the other Party's Base Intellectual Property to any Person other than its employees working at its facilities who have a need to know such information in connection with Project Activities; and (vii) will, upon termination of this Agreement, discontinue use of the Base Intellectual Property and arrange for the return to the providing Party of all tangible embodiments of such Base Intellectual Property and destroy all remaining copies thereof and provide written proof of such destruction, if requested by the other Party in writing. Notwithstanding the foregoing, the restrictions set forth in this Section 3.1.2 shall not restrict either Party's rights with respect to (1) its own Base Intellectual Property, (2) the other Party's Base Intellectual Property that is already part of the public domain at the time of disclosure or becomes part of the public domain after the time of disclosure, for a reason other than a breach of this Agreement, or (3) Intellectual Property that is or has previously been independently developed by the receiving Party without access to or use of the other Party's Base Intellectual Property or Proprietary Information, as shown by clear and convincing proof from the records of the Party relying on this exception.
3.1.3
License to Lockheed Martin under Terran Base Intellectual Property. Subject to the terms and conditions of this Agreement, Terran agrees to grant and hereby grants to Lockheed Martin a perpetual, worldwide non-exclusive, royalty-free license under any Terran Base Intellectual Property to (a) conduct the Project Activities described in any SOW, (b) to the extent Lockheed Martin doesn’t have the rights as provided in Sections 3.2 and 3.3 below, make, have made, make use of, and sublicense Joint Intellectual Property and Commissioned Intellectual Property or (c) use any other products sold to Lockheed Martin by Terran.

3.2
Commissioned Intellectual Property. The provisions of this Section 3.2 shall apply to any SOW and the Projects and Project Activities described therein. Lockheed Martin shall be the sole owner of all Commissioned Intellectual Property and Terran hereby Assigns all right, title and interest in and to the Commissioned Intellectual Property to Lockheed Martin and shall take such actions and execute and deliver such documents as reasonably necessary to effectuate and confirm any such transfer and Lockheed Martin's ownership of such Commissioned Intellectual Property.
3.3
Joint Ownership. Subject to the remaining provisions of this Section 3.3, the Parties shall jointly own all right, title and interest in and to all Joint Intellectual Property to the extent such Intellectual Property is not Commissioned Intellectual Property. Subject to the terms of this Agreement, each Party shall have an equal, undivided interest in any such Joint Intellectual Property (including any patent issuing thereon), and shall be free to practice and license such Joint Intellectual Property for any purpose, without accounting, notice or payment to the other Party unless otherwise agreed by both Parties. To the extent such Intellectual Property Rights do not vest in the appropriate Party, each Party agrees to Assign and hereby Assigns to the appropriate Party rights in such Joint Intellectual Property consistent with the provisions hereof. To the extent any Joint Intellectual Property shall be deemed to constitute the Proprietary Information of each of the Parties, each Party may disclose Joint Intellectual Property only (i) under conditions of confidentiality reasonably sufficient to preserve any trade secret status available with respect thereto, (ii) where the disclosure will be useful or necessary to the procurement of patent rights, or (iii) in accordance with permitted disclosures under Article 13; and neither Party shall be obligated under Article 13 to destroy originals or copies of Joint Intellectual Property. The Parties shall mutually agree on whether or not to file a patent application claiming Joint Intellectual Property in any jurisdiction, including the timing of filing such patent applications, countries in which such patent applications are filed, and which Party should prosecute such patent application. The non-prosecuting Party will assist and cooperate with the prosecuting Party wherever and whenever reasonably necessary. Expenses incurred in connection with prosecution and maintenance of such patent applications and patents issuing thereon shall be shared equally or as otherwise agreed by the Parties; all invoices for sharing such expenses shall be invoiced by the prosecuting Party to the non-prosecuting Party within six (6) months of incurring the relevant expense, and shall be payable by the non-prosecuting Party within thirty (30) days of receipt of such invoice; failure by the prosecuting Party to invoice the non-prosecuting Party within such six (6) month period shall constitute a waiver of the right to be reimbursed for such expense sharing, and the non-prosecuting Party's failure to pay any such non-invoiced expenses shall not constitute a breach of this Agreement. If a Party elects not to share such expenses with respect to any jurisdiction, or otherwise desires to discontinue prosecution or maintenance in any jurisdiction or ceases assisting and cooperating with the prosecuting Party, such Party shall Assign its rights with respect to such jurisdiction to the other Party. In the event of such assignment, the assigning Party shall have a nonexclusive, non-transferable, royalty-free, paid up license to practice the Joint Intellectual Property under any patent that may issue thereunder. Except as against the United States directly or indirectly (pursuant to 28 U.S.C.§ 1498), in the event of infringement by a Third Party of Intellectual Property Rights in Joint Intellectual Property, either Party may assert such Intellectual Property Right and initiate an action for infringement, provided, however, that the other Party is given an opportunity in advance to join in the action and to share equally in the expenses and recoveries. If a Party does not share in the expenses related to an action for infringement, such Party shall not share in any recovery. Each Party agrees to cooperate and assist the other Party in any infringement action of such Intellectual Property Rights in Joint Intellectual property brought by the other Party in accordance with this provision, including joining the action to the extent necessary to permit the other Party to maintain the suit.

3.4
Solely Developed Intellectual Property. Intellectual Property developed solely by one party under any of the Projects without a material contribution of the other Party shall be solely owned by the Party who developed it and will become the Base Intellectual Property of that Party and shall be subject to the use and disclosure restrictions, licensing terms and the other terms and conditions set forth in Sections 3.1, 3.1.1, 3.1.2 and 3.1.3 above.
3.5
No Implied Rights or Licenses. Except to the extent expressly set forth in this Article 3, nothing in this Agreement shall be construed to grant to either Party any license or other rights in or with respect to any Intellectual Property Rights of the other Party, and neither Party shall have any obligation to disclose or provide to the other Party any Intellectual Property or any such license. No license rights shall be created under this Agreement by implication, estoppel or otherwise.
3.6
Bankruptcy. All rights and licenses granted by either Party in this Article 3 are, and shall otherwise be deemed to be, for the purpose of Section 365(n) of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”), licenses of rights to "intellectual property" as defined under Section 101 of the Bankruptcy Code. The Parties agree that each Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties hereto further agree that, in the event that a creditor or other claimant takes possession of, or a receiver, administrator or similar officer is appointed over all or substantially all of the assets of a Party pursuant to bankruptcy, receivership or similar insolvency laws, or in the event that such Party becomes subject to any court or administration order for dissolution pursuant to any bankruptcy or insolvency law, the other Party, as a licensee under this Agreement, shall have the right to retain and enforce its licenses and rights in and to the first Party's Intellectual Property Rights under this Agreement in accordance with Section 365(n) of the Bankruptcy Code.

4.
Representations and Warranties; Disclaimer; Indemnification.
4.1
Mutual Representations and Warranties; Covenants. Each Party represents and warrants to the other Party, as of the Effective Date, that (i) it has the lawful right to grant the licenses provided under this Agreement and perform its obligations hereunder, (ii) it shall perform the Project Activities described in this Agreement in a professional and workmanlike manner in compliance with the terms and conditions of this Agreement, and (iii) its entering into and performance of this Agreement does not and will not violate, conflict with or result in a material default under its certificate or articles of incorporation or by-laws or any contracts, judgment, or encumbrance binding on it. Each Party hereby agrees to comply with all applicable national and international laws in connection with the performance of such Party's obligations under this Agreement, including all applicable import/export controls in the United States and in all other countries in which the Parties conduct activities under this Agreement. Terran further

(a) represents and warrants that Terran’s Base Intellectual Property and the products developed hereunder do not and will not infringe or misappropriate the Intellectual Property Rights of any Third Party (other than Joint Intellectual Property, and/or to the extent caused by compliance with Lockheed Martin specifications), and (b) represents, warrants and covenants that Terran does and shall, during the term hereof, maintain systems related to data security, privacy and protection of confidential information that are consistent with the industry standards related thereto and in the event of any breach or compromise of such data security systems, will promptly notify Lockheed Martin of such breach and reasonably cooperate with Lockheed Martin to correct and remediate such breach.

4.2
Exclusions. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS NOR EXTENDS ANY OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITHOUT LIMITATION OF THE FOREGOING. EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH REGARD TO ANY COMPONENTS OR WITH REGARD TO ANY INFORMATION, TECHNOLOGY OR MATERIALS PROVIDED BY THAT PARTY IN CONNECTION WITH THIS AGREEMENT.
4.3
Indemnification.

4.3.1
Terran Indemnification for Third Party Claims. Terran shall defend, hold harmless and indemnify Lockheed Martin and its Affiliates, agents, directors, officers and employees from and against any and all losses resulting directly or indirectly from any Third Party claims, suits, actions or demands, whether brought during or after the termination of this Agreement, arising out of: (i) any breach of this Agreement by Terran; (ii) any claim that any products or services provided by Terran hereunder infringe or misappropriate the Intellectual Property Rights of a Third Party (other than to the extent such claim of infringement is based on compliance with Lockheed Martin specifications), or (iii) Terran's gross negligence or intentional misconduct (or the gross negligence or intentional misconduct of Third Parties engaged by Terran for any Project). Subject to this Section 4.3.1, Terran shall control the defense and settlement of any such claims, at its option, with counsel reasonably acceptable to Lockheed Martin.

4.3.2
Lockheed Martin Indemnification for Third Party Claims. Lockheed Martin shall defend, hold harmless and indemnify Terran and its Affiliates, agents, directors, officers and employees from and against any and all losses resulting directly or indirectly from any Third Party claims, suits, actions or demands. whether brought during or after the termination of this Agreement, arising out of: (i) any breach of this Agreement by Lockheed Martin; (ii) any claim that any products or services provided by Lockheed Martin hereunder infringe or misappropriate the Intellectual Property Rights of a Third Party (other than to the extent such claim of infringement is based on compliance with Terran specifications), or (iii) Lockheed Martin's gross negligence or intentional misconduct (or the gross negligence or intentional misconduct of Third Parties engaged by Lockheed Martin for any Project). Subject to this Section 4.3.2, Lockheed Martin shall control the defense and settlement of any such claims, at its option, with counsel reasonably acceptable to Terran.

4.4
Exclusion of Certain Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS OR LOST REVENUE) RELATING TO THIS AGREEMENT OR SUCH PARTY'S

PERFORMANCE HEREUNDER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF INFORMED OF OR AWARE OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE.

5.
Term of the Agreement.
5.1
Term. Unless otherwise terminated earlier as expressly set forth in Article 6, this Agreement will be in force from the Effective Date and continue until the date that is thirteen (13) years from the Effective Date (the “Term”).

5.2
Surviving Provisions. Any expiration or termination of this Agreement will not affect the rights and obligations set forth in the following Sections and Articles: 1 (to the extent required to enforce any other surviving rights or obligations of the Parties), 2.9, 3.1.2, 3.2, 3.3, 3.4, 3.5, 3.6, 4.2, 4.3, 4.4, 5.2, 6.4, 6.5, 7, 9, 10, 12, 13, 14 and 18.1 through 18.7.
6.
Termination.

6.1
Default of Terran. If Terran materially breaches its obligations under this Agreement or a particular SOW, then Lockheed Martin may give written notice of default ("Notice of Terran Default") to Terran. If Terran fails to cure the default within ninety (90) days from the date on which Terran receives the Notice of Terran Default, then Lockheed Martin may terminate (i) this Agreement or the particular SOW, or (ii) any or all of the licenses (except with respect to any license granted in Joint Intellectual Property as set forth in Section 3.3) granted by Lockheed Martin under this Agreement or the particular SOW, in each case by a second written notice (“Notice of Terran Termination”). If a Notice of Terran Termination is sent to Terran, then this Agreement, the SOW, or such licenses granted by Lockheed Martin, as applicable, will automatically terminate on the date on which Terran receives that notice.
6.2
Default of Lockheed Martin. If Lockheed Martin materially breaches its obligations under this Agreement or a particular SOW, then Terran may give written notice of default (“Notice of Lockheed Martin Default”) to Lockheed Martin. If Lockheed Martin fails to cure the default within ninety (90) days from the date on which Lockheed Martin receives the Notice of Lockheed Martin Default, then Terran may terminate (i) this Agreement or the particular SOW, (ii) any or all of the licenses granted by Terran under this Agreement or the particular SOW, and/or (iii) the exclusivity requirements of Section 2.5 (the “Exclusivity”), in each case by a second written notice (“Notice of Lockheed Martin Termination”). If a Notice of Lockheed Martin Termination is sent to Lockheed Martin, then this Agreement, the SOW, such licenses granted by Terran and/or the Exclusivity, as applicable, will automatically terminate on the date on which Lockheed Martin receives that notice.

6.3
Bankruptcy. Either Party may terminate (i) this Agreement, or (ii) any SOW, in each case immediately upon written notice to the other Party in the event that a creditor or other claimant takes possession of, or a receiver, administrator or similar officer is appointed over all or substantially all of the assets of the other Party pursuant to bankruptcy, receivership or similar insolvency laws, or in the event that the other Party becomes subject to any court or administration order for dissolution pursuant to any bankruptcy or insolvency law, in each of the foregoing cases, if such proceeding or order is not dismissed within one hundred twenty

(120) days after written notice from the other Party.

6.4
Effect of Termination. Any termination under this Article 6 does not relieve either Party of any obligation or liability accrued under this Agreement prior to termination or give either Party a right to rescind any payment made prior to the time termination becomes effective. All licenses granted under this Agreement shall be considered immediately terminated upon termination or expiration of this Agreement, except as set forth in Section 3.5.

6.5
Remedies Not Exclusive. Each Party's rights of termination under this Article 6 are not exclusive of any other right or remedy to which that Party may be entitled and all such remedies shall be cumulative.
7.
Use of Names and Trademarks; Publicity.

Nothing contained in this Agreement confers any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either Parry (including contraction, abbreviation or simulation of any of the foregoing). Neither Party will issue a press release or other publicity (except as otherwise permitted under Section 13) about this Agreement without the written approval of the other Party.

8.
[*****]

8.1
[*****]

8.2
[*****]
9.
Notices.

9.1
Notices. Any notice required to be given to either Party will be deemed to have been properly given and to be received effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other Party: (i) on the date of delivery if delivered in person; (ii) three (3) days after the date of mailing if mailed by first-class certified mail, postage paid; (iii) on the date of delivery if sent by any commercial carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment; or (iv) one the date of receipt if sent by email.

In the case of Lockheed Martin: Lockheed Martin Corporation

12257 S. Wadsworth Blvd

Littleton, CO 80125

Email: carl.a.petersen@lmco.com

Attention: Director, Enterprise Strategy

In the case of Terran: Terran Orbital Corporation

6800 Broken Sound Parkway NW, Suite 200

Boca Raton FL 33487

Email:legal2017@terranorbital.com

Attention: Chief Executive Officer

10.
Assignment.

Neither Party shall have the right to assign or transfer this Agreement or its rights hereunder, whether expressly or by operation of law, without the prior written consent of the other Party, except that each Party may assign this Agreement and its rights and obligations hereunder in full to its Affiliate or an acquirer of all or substantially all of such Party's business or assets to which this Agreement pertains, whether by merger, reorganization, acquisition, sale or otherwise; provided that the assignee delivers to the other Party a written instrument, in form and substance reasonably satisfactory to such other Party, unconditionally agreeing to be bound by this Agreement.

11.
Force Majeure.

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement if such failure or delay results from an act or event (including fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or any other Party) that is beyond the reasonable control of and not the fault of the nonperforming Party, and if the nonperforming Party has been unable to avoid or overcome the act or event by the exercise of customary due diligence; provided that the Party affected shall promptly notify the other of the force majeure condition and shall exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as practicable. Force majeure does not apply to any obligations for the timely payment by the Parties of amounts due unless banks are closed due to the force majeure event, and then delay will be excused only for the period of time that the banks are so closed.

12.
Governing Law.

This Agreement will be interpreted and construed in accordance with the laws of the State of New York, United States of America, without regard to conflict of laws provisions that would result in the application of the laws of another jurisdiction; provided, however, that the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.

13.
Proprietary Information.

13.1
Restrictions on Use and Disclosure. Each Party shall maintain the Proprietary Information of the other Party in strict confidence and, except as permitted in this Agreement or as approved in advance in writing by the other Party, shall not disclose Proprietary Information of the other Party to any Third Party or use Proprietary Information of the other Party except to perform this Agreement. Each Party may disclose Proprietary Information of the other Party to such of its employees, agents, consultants or contractors as shall have a need to know, in each case as reasonably determined by such Party, for the purpose of performing this Agreement, provided that each such employee, agent, consultant or contractor must be bound by obligations of confidentiality and non-use which are no less onerous than the obligations set forth in this Agreement. Each Party shall be responsible for any breach of this Agreement by persons to whom it discloses Proprietary Information of the other Party as if such breach were committed by such Party.
13.2
Exceptions. Each Party's obligations of non-disclosure and non-use set forth in this Article 13 shall not apply with respect to any particular Proprietary Information to the extent that such Party can establish by competent proof that such information: (i) was already known to such Party, other than under an obligation of confidentiality owed to the other Party, at the time of disclosure to such Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure hereunder to such Party; (iii) has become generally available to the public or otherwise part of the public domain after its disclosure to such Party and other than through any act or omission in breach of this Agreement; (iv) was independently developed by such Party without reference to any Proprietary Information of the other Party: or (v) was subsequently disclosed to such Party by a Third Party not under any obligation of confidentiality to other Party with respect to such information.

13.3
Return or Destruction. Promptly upon termination or expiration of this Agreement or termination of applicable licenses granted to a Party pursuant to this Agreement, each Party shall return, or at the other Party's election shall destroy, all Proprietary Information of the other Party (other than any Joint Intellectual Property), and all copies thereof, and shall certify in writing to the other Party that all such Proprietary Information has been returned or destroyed. Notwithstanding the prior sentence, each Party may retain a single copy of Proprietary Information of the other Party for the sole purpose of ascertaining its ongoing rights and responsibilities in respect of such information.

13.4
Confidentiality of Agreement and of its Terms and Conditions. Terran and Lockheed Martin agree that the terms and conditions of this Agreement shall be treated as Proprietary Information of each Party subject to this Article 13; provided, however, that either Party may, upon notice to the other, make such public disclosures regarding this Agreement as upon the advice of counsel for such Party are required by applicable securities laws or regulations or by applicable rules or regulations of a securities exchange or market (including, without limitation, any Securities and Exchange Commission filing). Notwithstanding the foregoing, either Party may disclose the terms of this Agreement internally and externally with its legal, accounting and financial advisors in the ordinary course of its business, or in connection with any dispute concerning this Agreement, In addition, Terran may disclose the existence and content of this Agreement to its existing and potential investors and acquirers.
14.
Limitation of Liability. IN NO EVENT SHALL EITHER PARTY’S TOTAL LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE SUM OF THE FEES PAID BY LOCKHEED MARTIN DURING THE TERM OF THIS AGREEMENT. THE PARTIES AGREE THAT THE PRECEDING LIMITATION REPRESENTS A REASONABLE ALLOCATION OF RISK.
15.
Board Seat and Observer Rights
15.1
Board Seat.

15.1.1
During the Term, the Company agrees to appoint to the board of directors of Terran Orbital (the “Terran Board”) as the initial LM Director (as defined herein), an individual selected by Lockheed Martin (who shall be reasonably satisfactory to Terran Orbital (Terran Orbital’s consent not to be unreasonably withheld, conditioned, or delayed)), which LM Director shall fill the existing Class III director vacancy on the Terran Board, and agrees not to take any other steps to fill such vacancy prior to the Appointment Date (as defined herein). The Company agrees to appoint the LM Director as promptly as practicable following the later of the Effective Date or the date Lockheed Martin notifies the Company in writing of the identity of the proposed LM Director (the “Appointment Date”).

15.1.2
During the Term, subject to the terms and conditions of this Section 15.1 and applicable law, the Company agrees, from and after the Effective Date, to (i) include one appointee or nominee for election to the Terran Board selected by Lockheed Martin (who shall be reasonably satisfactory to Terran Orbital (Terran Orbital’s consent not to be unreasonably withheld, conditioned, or delayed)) (the “LM Director”) in its slate of nominees for election as a Class III director at each of the Company’s meetings of stockholders or action by written consent at which Class III directors are to be elected, (ii) recommend that the Company’s shareholders vote in favor of the election of such LM Director at each such meeting of stockholders or action by written consent at which directors are to be elected and (iii) otherwise support such LM Director in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees. For the avoidance of doubt, failure of the stockholders of the Company to elect any LM Director to the Terran Board shall not affect the right of Lockheed Martin to nominate a director for election pursuant to this Section 15.1 in any future election of directors.

15.1.3
Lockheed Martin shall have the right to exercise the rights set forth in this Section 15.1 in its absolute and sole discretion, and regardless of whether Lockheed Martin maintains any equity interest in Terran Orbital. Without the consent of Lockheed Martin, the Terran Board shall not increase, and the Terran Board and the Company shall not propose any increase in, the size of the Terran Board to more than a total of 11 directors.

15.1.4
For so long as an LM Director is on the Terran Board:

(i)
if the LM Director is an employee, contractor or otherwise affiliated with Lockheed Martin, such LM Director shall not be entitled to any form of compensation in respect of his or her service on the Terran Board, including board member fees or equity grants;

(ii)
the Company shall not implement or maintain any trading policy, equity ownership guidelines (including with respect to the use of Rule 10b5-1 plans and preclearance or notification to the Company of any trades in the Company’s securities) or similar guideline or policy with respect to the trading of securities of the Company that applies to Lockheed Martin or its Affiliates (including a policy that limits, prohibits or restricts Lockheed Martin or its Affiliates from entering into any hedging or derivative arrangements), in each case other than with respect to any LM Director solely in his or her individual capacity, except as provided herein;

(iii)
any share ownership requirement for any LM Director serving on the Terran Board will be deemed satisfied by the securities owned by Lockheed Martin and/or its Affiliates and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on Lockheed Martin’s or its Affiliates’ transfers of securities, except as otherwise provided in the Investor Rights Agreement;

(iv)
under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Terran Board be violated by any LM Director (x) accepting an invitation to serve on another board of directors of a company, (y) receiving compensation from Lockheed Martin or any of its Affiliates, or (z) failing to offer his or her resignation from the Terran Board except as otherwise expressly provided in this Agreement or pursuant to any majority voting policy adopted by the Company; and

(v)
with respect to clauses (ii), (iii) and (iv) above, it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Section 15.1.4 shall not apply to the extent inconsistent with this Section 15.1.4 (but shall otherwise be applicable to the LM Director).

15.1.5
Subject to the terms and conditions of this Section 15.1, if a vacancy on the Terran Board is created as a result of an LM Director’s death, resignation, disqualification or removal, in each case for whatever reason, or if Lockheed Martin desires to nominate a different individual to replace any then-existing LM Director, then, at the request of Lockheed Martin, the Company (acting through the Terran Board) shall work together with Lockheed Martin in good faith to fill such vacancy or replace such nominee as promptly as reasonably practical with a replacement LM Director selected by Lockheed Martin (who shall be reasonably satisfactory to Terran Orbital (Terran Orbital’s consent not to be unreasonably withheld, conditioned, or delayed), and thereafter such individual shall as promptly as reasonably practical be appointed to the Terran Board to fill such vacancy and/or be nominated as a Company nominee as an “LM Director” pursuant to this Section 15.1 (as applicable).

15.1.6
The foregoing rights and obligations are qualified in their entirety by, and subject at all times to, compliance by Terran Orbital and the LM Director with applicable laws and regulations, including stock exchange regulations, and Terran Orbital’s governing documents, corporate governance guidelines, board and company policies and procedures and applicable committee charters (collectively, the “Terran Orbital Governance Documents”); provided that the Terran Orbital Governance Documents may not be amended or modified by the Terran Board in any manner that materially and disproportionately negates, limits or adversely affects any of the rights of Lockheed Martin provided hereunder, unless required by applicable law, including stock exchange regulations. The Terran Board or its stockholders shall be entitled to remove any LM Director for cause, consistent with applicable laws, regulations, including stock exchange regulations, and the Terran Orbital Governance Documents.

15.1.7
Each LM Director shall be entitled to the same rights to indemnification, insurance, travel and expense reimbursement as the other members of the Terran Board. Promptly following the appointment of each LM Director, the Company shall enter into an indemnity agreement with such LM Director in form and substance substantially similar to the indemnity agreements entered into with the current members of the Terran Board. At such time as an LM Director is no longer a member of the Terran Board, such LM Director shall be entitled to the same indemnification, insurance and expense reimbursement rights as are applicable to former directors of the Company.
15.2
Observer Rights.
15.2.1
During the Term, Lockheed Martin shall be entitled to designate one observer (the “Board Observer”) to attend any regular meeting (a “BOD Meeting”) of the Terran Board (or, in each case, any relevant committees thereof), except that the Board Observer shall not be entitled to vote on matters presented to or discussed by the Terran Board (or any relevant committee thereof) at any such meetings. The Board Observer shall be timely notified of the time and place of any BOD

Meetings and will be given written notice of all proposed actions to be taken by the Terran Board (or any relevant committee thereof) as if the Board Observer were a member thereof. Such notice shall describe in reasonable detail the nature and substance of the matters to be discussed and/or voted upon at such meeting (or the proposed actions to be taken by written consent without a meeting). The Board Observer shall have the right to receive all information provided to the members of the Terran Board or any similar group performing an executive oversight or similar function (or any relevant committee thereof) of the Company in anticipation of or at such meeting (regular or special and whether telephonic or otherwise), in addition to copies of the records of the proceedings or minutes of such meeting, when provided to the members, and the Board Observer shall keep such materials and information confidential in accordance with Section 12.07 of the Purchase Agreement (for the avoidance of doubt, Lockheed Martin shall be entitled to receive any such materials and information from the Board Observer as an Affiliate of the Board Observer in accordance with Section 12.07 of the Purchase Agreement and shall keep such information confidential in accordance therewith). The Company shall reimburse the Board Observer for all reasonable out-of-pocket costs and expenses incurred in connection with its participation in any such BOD Meeting.

15.2.2
Notwithstanding the foregoing, the Company may exclude the Board Observer from access to any material or meeting or portion thereof if: (i) the Terran Board concludes in good faith, upon advice of the Company’s counsel, that such exclusion is necessary to preserve the attorney-client or work product privilege between the Company or any of its Affiliates and its counsel; (ii) such portion of a meeting is an executive session limited solely to independent director members of the Terran Board, independent auditors and/or legal counsel, as the Terran Board may designate and such limitation is reasonably necessary with respect to the applicable matters; or (iii) such exclusion is necessary to avoid a conflict of interest between the Company on the one hand and Lockheed Martin on the other.

15.2.3
The Board Observer shall be entitled to the same rights to travel, accommodation and other incidental expense reimbursement as the members of the Terran Board. The Company acknowledges and agrees that the foregoing right to reimbursement of expenses constitutes a third-party right extended to the Board Observer by the Company and does not constitute a right to reimbursement of expenses as a result of the Board Observer serving as a director, officer, employee or agent of the Company.

16.
Notification Right.

16.1
The Company will not make any public announcement with respect to, or seek approval by the Terran Board of, any sale transaction or Fundamental Change (as defined in the Purchase Agreement) with respect to the Company, or any other extraordinary transaction involving the Company, with any other person regarding any of the foregoing, without giving prior notice to Lockheed Martin, subject to the fiduciary duties of the Terran Board and management of the Company. Without limiting the foregoing, the Company will include Lockheed Martin in any such sale process, subject to the fiduciary duties of the Terran Board and management of the Company.

17.
Information Right.

17.1
For so long as Lockheed Martin is required to report its equity interest in the Company using the equity method of accounting, the Company agrees to use commercially reasonable efforts to deliver to Lockheed Martin, as soon as practicable, but in any event within thirty (30) days after the end of the applicable calendar month: (i) for each calendar month commencing on November 1, 2022 until May 31, 2023, consolidated cash balance information and a consolidated income statement, and (ii) for each calendar month commencing on June 1, 2023, a consolidated income statement and consolidated balance sheet; provided, that for the avoidance of doubt, any financial information delivered pursuant to this Section 17.1 shall be unaudited management estimates subject to quarter-end and year-end adjustments and the absence of footnotes.

18.
Miscellaneous.

18.1
Construction. Headings and titles of articles and sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The word “including” and other forms thereof shall be construed to mean “including without limitation.” This Agreement was negotiated between the Parties at arm's length. Each Party had the opportunity to consult with independent legal counsel. Neither of the Parties will be entitled to have any language contained in this Agreement construed against another because of the identity of the drafter.

18.2
Amendment; Waiver. No amendment or modification of this Agreement is valid or binding on the Parties unless made in writing and signed on behalf of each Party by an officer or authorized representative of both Parties. No delay or failure of either Party to exercise any right hereunder and no partial or single exercise thereof will be deemed to constitute a waiver of any such right or any other rights hereunder. Waiver of a breach of this Agreement will not be deemed a waiver of any future breach.

18.3
Entire Agreement. This Agreement, including the Appendices hereto, embodies the entire understanding of the Parties, and supersedes all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof, including without limitation that certain Term Sheet between the Parties dated May 16, 2017 and relating to the subject matter hereof.

18.4
Severability. If any provision contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained in this Agreement; provided, however, that, if the absence of such provision causes a material adverse change in either the risks or benefits of this Agreement to either Party, the Parties shall negotiate in good faith a commercially reasonable substitute or replacement for the invalid or unenforceable provision, which gives effect to the intention of the Parties.

18.5
Independent Contractors. The status of the Parties will be that of independent contractors, and not as employees, partners, joint venturers, fiduciaries, or agents of the other Party. Neither Party has the right to make commitments for or on behalf of the other Party. Each Party shall be solely responsible for payment of any wages, benefits, taxes and other employer obligations related to the services of its personnel. Except as expressly set forth otherwise in this Agreement, each Party shall bear full and sole responsibility for its own expenses, liabilities, costs of operation and the like.
18.6
No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.7
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Delivery of an executed counterpart signature page by facsimile, email (PDF) or other electronic signature (including but not limited to DocuSign) shall be effective as delivery of a manually executed counterpart of this Agreement.

18.8
Affiliates. Each Party shall cause its Affiliates to comply with the terms of this Agreement, as if such Affiliates were parties hereto.

18.9
Termination of Original SCA. The Original SCA is hereby terminated by mutual agreement of the parties thereto in accordance with and subject to Section 5.2 of the Original SCA, effective as of the date of this Agreement.

[Signature pages follow]

•

IN WITNESS WHEREOF, the Parties have executed this Third Amended and Restated Strategic Cooperation Agreement on the dates written below.

TERRAN ORBITAL CORPORATION

By: /s/ Gary Hobart

(Signature)

Name: Gary Hobart

(Please Print Name)

Title: Chief Financial Officer, Executive Vice

President and Treasurer

Date: October 31, 2022

TERRAN ORBITAL OPERATING CORPORATION

By: /s/ Gary Hobart

(Signature)

Name: Gary Hobart

(Please Print Name)

Title: Chief Financial Officer and Treasurer

Date: October 31, 2022

TYVAK NANO-SATELLITE SYSTEMS, INC.

By: /s/ Gary Hobart (Signature)

Name: Gary Hobart (Please Print Name)

Title: Treasurer

Date: October 31, 2022

Signature Page to 2022 Strategic Cooperation Agreement

PREDASAR CORPORATION

By: /s/ Gary Hobart (Signature)

Name: Gary Hobart (Please Print Name)

Title: Treasurer

Date: October 31, 2022

Signature Page to 2022 Strategic Cooperation Agreement

TYVAK INTERNATIONAL, S.R.L.

By: /s/ Marco Villa (Signature)

Name: Marco Villa (Please Print Name)

Title: Administrator

Date: October 31, 2022

Signature Page to 2022 Strategic Cooperation Agreement

IN WITNESS WHEREOF, the Parties have executed this Third Amended and Restated Strategic Cooperation Agreement on the dates written below.

LOCKHEED MARTIN CORPORATION

By: /s/ Casey French (Signature)

Name: Casey A. French (Please Print Name)

Title: Director, Corporate Development

Date: October 31, 2022

Signature Page to 2022 Strategic Cooperation Agreement

Schedule I

Teaming Activities Process and Procedures

1.
In furtherance of the Parties’ intentions to collaborate on a broad spectrum of business opportunities, Lockheed Martin agrees that it will encourage, support and facilitate any business development, marketing and other similar efforts of Terran across the business divisions of Lockheed Martin and its affiliates in order to advance dialogue and collaboration with Terran and increase the awareness, sale and use of Terrans’ solutions, products and services.
2.
[*****].
3.
[*****].
4.
[*****].
5.
[*****].
6.
For any opportunities to engage in work for the United States government (including, without limitation, work to be performed through government support contractors) that require the processing of data from Terran’s constellation of SAR satellites, if, and only if, Terran elects in its sole discretion to enter into a teaming agreement or arrangement with respect to such opportunity, [*****] and [*****] Terran shall negotiate exclusively with Lockheed Martin (relative to any Competitor) to engage in a teaming agreement or arrangement to address such opportunity. [*****]. If Lockheed Martin determines that it does not want to pursue the opportunity, it shall notify Terran of such decision [*****], and thereafter Terran shall be free to negotiate and enter into an agreement with any other firm with respect to such opportunity, without further obligation to Lockheed Martin. If Lockheed Martin and Terran are unable to agree on terms and conditions of a teaming agreement or arrangement [*****], either Party shall be free to pursue such efforts without restrictions. [*****].
7.
In the event either Party declines to participate with the other Party on an opportunity, the other Party is free to pursue such efforts without the restrictions provided herein.

Schedule I